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SHELLS SEAFOOD RESTAURANTS, INC.
REPORTS SECOND QUARTER 2007 EARNINGS

TAMPA, FL, August 9, 2007 - Shells Seafood Restaurants, Inc. (OTC Bulletin Board: SHLL) today reported financial results for its second quarter ended July 1, 2007.

Key metrics -
Second quarter of 2007 compared to the second quarter of 2006:
•	Revenues decreased 12.1% to $11.5 million.
•	Comparable restaurant sales decreased 10.8%.
•	Net loss of $1,152,000, compared to net loss of $9,000. Excluding non-recurring items, net loss of $628,000, compared to $334,000.
•	Net loss per share of $0.06, compared to net loss per share of $0.00. Excluding non-recurring items, net loss per share of $0.03, compared to net loss per share of $0.02.

First 26-weeks of 2007 compared to the first 26-weeks of 2006:
•	Revenues decreased 9.9% to $24.9 million.
•	Comparable restaurant sales decreased 8.7%.
•	Net loss of $1,117,000, compared to net income of $252,000. Excluding non-recurring items, net loss of $639,000, compared to a net loss of $50,000.
•	Net loss per share of $0.06, compared to net income per share of $0.01 diluted. Excluding non-recurring items, net loss per share of $0.03, compared to net loss per share of $0.00.

Leslie Christon, President and CEO, commented, “Our sales were disappointing in the second quarter. We believe higher gasoline prices, a difficult local economy, and competitive value offerings in the marketplace have heavily influenced consumer dining out patterns here in Florida. Consumers generally are experiencing higher personal costs in, among other things, insurance premiums, property taxes, energy bills and fuel costs. As a result, we believe they are choosing lower cost dining alternatives, while reducing their number of dining-out experiences. Additionally, we were up against strong performance in the 2nd quarter last year, when our same-store sales increased 8.3%. We will continue to focus on providing a quality experience at a great value to our guests. We remain committed to delivering that value over the long term through our menu offerings, our hospitality, and our ambience. We believe that ultimately this will yield improved results for our investors.”

Operating Results

Revenues for the second quarter of 2007 decreased 12.1% to $11.5 million from $13.1 million in the second quarter of 2006, mostly due to a 10.8% decrease in same store sales and the under-performance of two non-comparable restaurants, one of which was closed and disposed of in June 2007. As of the end of the second quarter of 2007, the Company had 24 restaurants in operation, compared to 25 restaurants at the end of the second quarter of 2006.

Restaurant operating costs, consisting of food and beverage costs, labor, other operating costs and depreciation expense, were $11.1 million, or 96.8% of sales, in the second quarter of 2007, compared to $12.1 million, or 92.9% of sales, in the second quarter of 2006. The 3.9% increase in restaurant operating costs, as a percentage of sales was mostly a result of a loss of operating leverage as reflected by the reduction in sales volume.

A provision for asset impairment of $610,000 relating to an under performing restaurant was recognized in the second quarter of 2007. Additionally, the leasehold interest in a second under performing restaurant was sold for $225,000 in June 2007 and a net gain of $86,000 was recognized after the disposition of related assets.

General & administrative expenses were $917,000, or 8.0% of revenues, in the second quarter of 2007 compared to $977,000, or 7.5% of revenues, in the second quarter of 2006. The unfavorable variance as a percentage of revenues reflects the reduction in sales leverage and the affect of incremental stock option expense.

Loss from operations for the second quarter of 2007 was $1,109,000, or $1,101,000 below the comparable period of 2006 and, excluding non-recurring items in both periods, $339,000 below 2006. Loss from operations for the first 26-weeks of 2007 of $973,000 was $1,441,000 below the income from operations of $468,000 for the comparable period of 2006 and, excluding non-recurring items in both periods, $640,000 below 2006.

The net loss for the second quarter of 2007 was $1,152,000, or $0.06 per share based upon 20.1 million common shares outstanding, compared to a net loss in the second quarter of 2006 of $9,000, or $0.00 per share based upon 16.2 million shares outstanding. As adjusted for non-recurring items as summarized in the ensuing financial tables, the net loss for the second quarter of 2007 was $628,000, or $0.03 per share, compared to a net loss in the second quarter of 2006 of $334,000, or $0.02 per share.

The net loss for the first 26-weeks of 2007 was $1,117,000, or $0.06 per share based upon 18.9 million common shares outstanding, compared to net income in the first 26-weeks of 2006 of $252,000, or $0.01 per share diluted based upon 26.3 million diluted shares outstanding. As adjusted for non-recurring items as summarized in the ensuing financial tables, the net loss for the first 26-weeks of 2007 was $639,000, or $0.03 per share, compared to a net loss in the first 26-weeks of 2006 of $50,000, or $0.00 per share.

About the Company

The Company manages and operates 24 full-service, neighborhood seafood restaurants in Florida under the name “Shells”. Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, crawfish, mussels, scallops, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sautéed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, steaks and chicken, appetizers, salads, desserts and full bar service.

Forward-Looking Statements

In addition to seasonal fluctuations, the Company’s quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food, labor costs and other operating expenses; the availability of food acceptable to our quality standards at acceptable prices; the availability of qualified labor; national, regional and local economic and weather conditions; promotional timings and seasonality; demographic trends and traffic patterns; changes in travel and tourism tendencies, particularly in light of world events; competition from other restaurants and food service establishments; availability of third party financing to fund capital or operating activities, if required; and the timing, costs and charges relating to restaurant openings, closings and remodelings. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition and stock price. Furthermore, this press release and other documents filed by the Company with the Securities and Exchange Commission (“SEC”) contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements. The Company undertakes no obligation to update these forward looking statements on a regular basis. An investment in the Company involves various risks, including those mentioned above and those that are detailed from time-to-time in the Company’s SEC filings.

SHELLS SEAFOOD RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Thirteen Week Period Ended				Twenty-Six Week Period Ended
	July 1, 2007		July 2, 2006		July 1, 2007		July 2, 2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Revenues:
Restaurant sales	$11,428	99.5%	$13,012	99.7%	$24,824	99.6%	$27,557	99.7%
Management fees	53	0.5%	43	0.3%	92	0.4%	84	0.3%
Total revenues	11,481	100.0%	13,055	100.0%	24,916	100.0%	27,641	100.0%

Restaurant operating costs:
Food and beverage (1)	3,724	32.6%	4,208	32.3%	8,079	32.5%	8,851	32.1%
Labor (1)	3,543	31.0%	3,895	29.9%	7,433	29.9%	8,252	29.9%
Other (1)	3,342	29.2%	3,416	26.3%	6,864	27.7%	6,850	24.9%
Depreciation and amortization (1)	454	4.0%	567	4.4%	960	3.9%	1,065	3.9%
Provision for impairment of assets (1)	610	5.3%	-	0.0%	610	2.5%	-	0.0%
Total restaurant operating costs (1)	11,673	102.1%	12,086	92.9%	23,946	96.5%	25,018	90.8%
Restaurant operating (loss) income (1)	(192)	-1.7%	969	7.4%	970	3.9%	2,623	9.5%

General and administrative expenses	917	8.0%	977	7.5%	1,943	7.8%	2,155	7.8%
(Loss) income from operations	(1,109)	-9.7%	(8)	-0.1%	(973)	-3.9%	468	1.7%

Lease buy-out	-	0.0%	212	1.6%	-	0.0%	212	0.7%
Interest expense, net	(75)	-0.7%	(67)	-0.5%	(141)	-0.6%	(139)	-0.5%
Other income (expense)	32	0.3%	(146)	-1.1%	(3)	0.0%	(289)	-1.0%

Net (loss) income	(1,152)	-10.1%	(9)	-0.1%	(1,117)	-4.5%	252	0.9%

Net (loss) income per share of common stock:
Basic	$(0.06)		$(0.00)		$(0.06)		$0.02
Diluted	$(0.06)		$(0.00)		$(0.06)		$0.01

Shares used in computing net (loss) income per share:
Basic	20,052		16,226		18,947		16,203
Diluted	20,052		16,226		18,947		26,293

(1)	As a percent of restaurant sales

SHELLS SEAFOOD RESTAURANTS, INC.
(Dollars in thousands, except per share data)
(Unaudited)

	July 1,	July 2,
	2007	2006
Number of restaurants at end of period:
Company-owned restaurants (1)	21	22
Licensed restaurants	3	3
Total	24	25

Balance sheet data:
Cash	$630	$1,050
Working capital (deficiency)	(5,342)	(5,539)
Total assets	13,007	18,154
Long-term debt	1,426	2,174
Stockholders' equity	3,480	7,562

(1)	Includes one joint venture restaurant in which the Company has a 51% equity interest.

	Thirteen Week Period Ended		Twenty-Six Week Period Ended
NON-RECURRING ITEMS:	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006

Net (loss) income, as reported	$(1,152)	$(9)	$(1,117)	$252

Non-recurring (expense) income:
Workers' comp insurance refund and reserve adjustment	-	152	-	152
Lease renewal costs	-	-	(39)	-
Provision for impairment of assets	(610)	-	(610)	-
Non-recurring items affecting (loss) income from operations	(610)	152	(649)	152

Ocala sale-leaseback	-	212	-	212
Legal settlement proceeds	-	-	85	-
Lease termination fee	-	-	-	(23)
Gain (loss) on disposal of assets	86	(39)	86	(39)
Total non-recurring (expense) income	(524)	325	(478)	302

Net loss, excluding non-recurring items	(628)	(334)	(639)	(50)

Net (loss) income per share of common stock:
Diluted, as reported	$(0.06)	$(0.00)	$(0.06)	$0.01
Diluted, excluding non-recurring items	$(0.03)	$(0.02)	$(0.03)	$(0.00)

Diluted shares used in computing net loss per share
of common stock, excluding non-recurring items	20,052	16,226	18,947	16,203